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                                                                   EXHIBIT 10.32

                               SUPPLY AGREEMENT

                                by and between

                        Tactical Fabs, Inc. ("Seller")
                               51 Whitney Place
                              Freemont, CA 94539

                                      and

                           SEQUENOM, Inc. ("Buyer")
                           11555 Sorrento Valley Rd
                           San Diego, CA 92121-1331


This Agreement dated April 1, 1999 (the "Execution Date") is by and between SEQUENOM, Inc., a corporation organized and existing under the laws of the State of California and having its principal office at 11555 Sorrento Valley Road, San Diego, California 92121-1331 ("Buyer"), and Tactical Fabs, Inc., a corporation organized and existing under the laws of the State of California and having its principal office at 51 Whitney Place, Fremont, CA 94539 ("Seller").

                                 INTRODUCTION

The parties agree that the Seller shall design, manufacture and supply chips ("DIE") as specified by Buyer under this Agreement. Seller and Buyer in addition agree to work cooperatively to further pursue the development of DIE for applications in mass spectrometry.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, Seller and Buyer mutually agree as follows:

                            Article 1.  DEFINITIONS

When used in this Agreement, each of the following, terms shall have the meanings set forth in this Article I:

SECTION 1.1 "Affiliate" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a specified person or entity. For purposes of this Section 1.1, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.


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SECTION 1.2    "Agreement" shall mean this Supply Agreement, as amended from time to time.

SECTION 1.3 "Delivery Date" shall mean a date for which delivery of Product is properly requested in a purchase order.

SECTION 1.4    "Initial Term" shall have the meaning set forth in Section 5. 1.

SECTION 1.5 "Party" means Buyer or Seller; "Parties" means Buyer and Seller. As used in this Agreement, references to "third parties" do not include a Party or its Affiliates.

SECTION 1.6 "Product" shall mean each product supplied hereunder by Seller in its completed and functional form and that is listed in and meets in all material respects the specifications set forth in Exhibit I, attached hereto and made a part hereof, as such Exhibit is amended by the parties from time to time.

SECTION 1.7 "Change of Control" means a merger, consolidation, sale or other transfer of all or substantially all of the assets of either Party to a third party.

SECTION 1.8 "Confidential Information" means all materials, know-how or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party's technology, products, business information or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing to the contrary, materials, know-how or other information which is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party (a) if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the materials, know-how or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made, or (b) such information is of the type that is customarily considered to be confidential information by persons engaged in activities that are substantially similar to the activities being engaged in by the Parties hereunder. Notwithstanding the foregoing, any technical or financial information of a Party disclosed at a meeting of Seller and the Buyer or disclosed through an audit or royalty reports shall constitute Confidential Information of a Party unless otherwise specified.

SECTION 1.9 "Executive Officers" means the Chief Executive Officer of Buyer (or an executive of Buyer designated by such Chief Executive Officer) and the Chief Executive Officer of Seller (or an officer of Seller designated by such Chief Executive Officer).

SECTION 1.10 ADDITIONAL DEFINITIONS. Each of the following definitions set forth in the section of this Agreement indicated below:

DEFINITION SECTION

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"Breaching Party" "Extension Period" "Intellectual Property" "Non-Breaching
Party" "Notification" "Response Period" "Software Developments" "Specified Process Technology" "Termination Date" "Backorder"

                   Article 2. SALE AND PURCHASE OF PRODUCTS

SECTION 2.1 SALE AND PURCHASE. Seller, within the limitations contained in this Article, agrees to exclusively sell to Buyer such quantities of Product as Buyer may order in accordance herewith. Subject to the provisions of Section
4.1 and 5.1 hereof, so long as this Agreement shall remain in effect, Buyer agrees, for itself, its Affiliates and sublicensees, to satisfy solely through
Buyer's purchase of Products under this Agreement   ***   of Buyer's and Buyer's
Affiliates' and sublicensees' requirements of Product or any other products with the characteristics that meet the specifications as described in Exhibit I ("Requirements").

It is understood that Seller shall have the right in connection with supply hereunder to subcontract with third parties as Seller deems advisable to manufacture Product, provided, however, that Seller shall remain fully responsible hereunder and the subcontractors are bound by the terms and conditions hereunder.

SECTION 2.2    QUANTITY; FORECASTS.

A. Buyer and Seller will mutually agree within thirty (30) days of signing this Agreement, an initial order volume and the first delivery date. Buyer at this time will provide a reasonable best estimate of the next three quarter's forecast for the Product.

B. Commencing on the second year of this Agreement, Buyer will provide Seller a forecast of Buyer's quantity requirements for such Product for at least the next four (4) full calendar quarters. Thereafter, Buyer shall deliver to Seller at or prior to the end of each calendar quarter, Buyer's firm order for such Product for the second calendar quarter following such calendar quarter and a forecast of its quantity requirements for such Product for the three (3) following calendar quarters.

C. Commencing in the second year of this Agreement, the amount of any Product forecasted for delivery in the first of the three calendar quarters forecasted of year two of this Agreement shall be ***
          *** of the most recent previous forecast for such a quarter.

D. After the first year of this Agreement the total amount of each Product ordered by Buyer for delivery in any calendar quarter for which an order is required may ***
          **     of Buyer's most recent forecast of its requirements for
     such Product for such quarter. In addition, Seller's supply obligation will
     not extend    ***
          ***     of Buyer's most recent forecast of its requirements for
     such

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     Product for such quarter. If a Buyer Product requirement for any quarter exceeds *** of Buyer's most recent forecast of it requirements for such Product for such calendar quarter, Seller and Buyer will discuss in good faith the additional amount, if any, that Seller is willing to supply consistent with its other obligations and Buyer will adjust its order accordingly. Buyer shall indemnify Seller and reimburse it promptly upon request for all reasonable out of pocket costs and expenses, including the cost of carrying increased inventory, to the extent caused by any deviation in order quantities from the limits imposed by the preceding sentence, and Seller will act reasonably to mitigate any such costs and expenses.

SECTION 2.3    TECHNOLOGY CHANGE

        *

SECTION 2.4    BACKORDERS.

A. Backorders are defined as orders that have not been fully received at the Buyer within the guaranteed order lead time.

B. Backorders must show an approximate shipping date and indicate the reason for such backorder.

C. The Seller is required to provide any backorders without service or delivery charges.

D. It is the responsibility of the Seller to manage backorders and provide the Buyer, at no additional cost, with required product to ensure stock-outs do not occur.

E. The Seller will be in default if the Product is backordered for more than ten (10) working days, or if the Buyer feels that the approximate shipping date provided by the Seller for the backordered Product(s) jeapordizes the Buyer's commercial operations and the operation of its Customers.

     (i) In case of default, and after notifying the Seller, Buyer may obtain the same quantity of the Product from other suppliers.

     (ii) The Seller will be responsible, for the cost difference between the Product and the Product from other suppliers.

SECTION 2.5    DELIVERY.

A. Delivery will be Free On Board (FOB) the Buyer's receiving dock and will include delivery, packaging, and unloading costs. The Buyer will not assume any of these costs.

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B.      Include all costs in the quoted unit price.

* Seller agrees the terms of this Agreement may be renegotiated upon written notice from Buyer, with such renegotiated terms to take effect no sooner than 90 days after such initial notice from Seller to Buyer, if, in the opinion of the Buyer, the Product provided by the Seller has been displaced by other technologies; provided however, Buyer shall afford Seller a reasonable opportunity to supply alternative technology.

C. Seller will package the Products in accordance with the specifications set forth in Exhibit I hereto. Seller will include with each shipment copies of all applicable quality and testing records.

SECTION 2.6    REJECTION OF PRODUCT IN CASE OF NONCONFORMITY.

A. Buyer may reject any portion of shipment of Product that does not conform to the specifications contained in Exhibit I. In order to reject a shipment, Buyer must (i) give notice to Seller of Buyer's intent to reject the shipment within ten (10) days of receipt together with a detailed written indication of the reasons for such possible rejection, and (ii) as promptly as reasonably possible thereafter, provide Seller with notice of final rejection and the full basis thereof. After notice of intent to reject is given, Buyer shall cooperate with Seller in determining whether rejection is necessary or justified. If no such notice of intent to reject is timely received, Buyer shall be deemed to have accepted such delivery of Product, provided, however, in the case of Products having latent defects which upon diligent examination by Buyer could not have been discovered, Buyer must give notice of Buyer's intent to reject within thirty (30) days after discovery of such defects, provided that such notice may in no event be given later than ninety (90) days after receipt of the shipment. In any event, Buyer shall pay for the shipment as otherwise provided herein and shall be entitled to a refund of the purchase price (together with insurance and freight charges if applicable) of properly rejected Products at the time they are ultimately rejected. Seller shall notify Buyer as promptly as reasonable possible whether it accepts Buyer's basis for any rejection.

B. Whether or not Seller accepts Buyer's basis for rejection, promptly on receipt of a notice of rejection, Seller shall use its reasonable efforts, at Buyer's request to provide replacement Product which shall be purchased by Buyer as provided in this Agreement.

C.      Unless Seller requests the return of the rejected batch within sixty
        (60) days of receipt of buyer's notice of rejection, Buyer shall destroy such batch promptly and provide Seller with certification of such destruction. Buyer shall, upon receipt of Seller's request for return, promptly dispatch said batch to Seller, at Seller's cost.

                         Article 3. PRICE AND PAYMENTS

SECTION 3.1 PRICE. The price Buyer shall pay to Seller for Product purchased hereunder is as indicated in Exhibit II. Prices shall be negotiated on a annual basis between the two parties with price negotiations commencing no later than three (3) months prior to the

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anniversary date and completed no later than two (2) months prior to the anniversary date of this Agreement.

SECTION 3.2 Prices quoted in Exhibit II are net costs, in United States dollars. Federal Tax and State Sales Tax extra, where applicable. Duty and brokerage costs, if applicable are to be included in unit prices.

SECTION 3.3 CURRENCY AND METHOD OF PAYMENTS; LATE PAYMENTS. All payments under this Agreement shall be made in United States dollars by wire transfer to such bank account as Seller may designate from time to time within no more than ten (10) days when such payment is due. Buyer shall pay interest to Seller on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to *** as reported by Seller's bank from time to time calculated on the number of days such payment is delinquent.

                      ARTICLE 4.  ANNUAL BUSINESS REVIEW

SECTION 4.1 Within thirty (30) days of the anniversary date of this Agreement both Parties shall meet to review the performance of each party under this Agreement and if necessary outline steps to improve performance.

                        Article 5. PARTIAL TERMINATION

SECTION 5.1 TERMINATION OF PURCHASE OBLIGATIONS; FAILURE TO DELIVER. In addition to any termination of this Agreement under Article 6 hereof, this Agreement shall terminate as to a particular Product as follows:

A. If at any time after the Initial Term (as defined in Section 5.1) Buyer notifies Seller that Buyer has received a written good faith firm quote from a reputable third party supplier of recognized standing (other than an Affiliate) to supply Buyer for a period of
                                   ***
                                   ***       Seller shall have sixty (60) days
     after receipt of such notice to notify Buyer that Seller intends or does not intend to reduce its then applicable transfer price of such Product to
     a price       ***
          ***      upon the expiration of such sixty (60) day period. If Seller fails to give such notice or notifies Buyer that it does not intend to so reduce its then applicable transfer price of such Product, Buyer may, upon thirty (30) days' prior notice to Seller, elect to terminate its obligations hereunder to purchase, and Seller's obligations to supply, such Product. Notwithstanding the foregoing, Buyer shall have no rights under this Section 4.1 (A) if the third-party quote is given in connection with or in anticipation of some other relationship with the Buyer.

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B.   If Seller fails to timely deliver *** of the amount of any Product ordered by Buyer as required hereunder for any reason, excluding force majeure, as measured over any period of ninety (90) or more consecutive days, then Buyer may upon twenty (20) days' prior notice to Seller elect to terminate Buyer's obligations to purchase, and Seller's obligation to supply, such Product hereunder.

              Article 6. TERMINATION, RIGHTS AND OBLIGATIONS UPON
                                  TERMINATION

SECTION 6.1 TERM. Unless terminated for any particular Product pursuant to Sections 5.1(A) or 5.1(B) hereof or by either party pursuant to the other provisions of this Article 6, this Agreement shall continue in effect until three (3) years from the date of First Commercial Sale of the first Product supplied hereunder (the "Initial Term"), and shall thereafter remain in effect until terminated by either Party upon at least ninety (90) days prior written notice to the other Party.

SECTION 6.2 TERMINATION FOR DEFAULT. If either party materially defaults in the performance of any material Agreement, condition or covenant of this Agreement and such default or noncompliance shall not have been remedied, or steps initiated to remedy the same to the other party's reasonable satisfaction, within ninety (90) days (or 10 days in the case of non-payment) after receipt by the defaulting party of a notice thereof from the other party, the party not in default may terminate this Agreement.

SECTION 6.3 RIGHTS AND OBLIGATIONS ON EXPIRATION OR TERMINATION. Except to the extent expressly provided to the contrary, the following provisions shall survive the termination of this Agreement: this Section 6.3 and Articles 7 through 10. Any rights of Seller to payments accrued through termination as well as obligation of the parties under firm orders for purchase and delivery of Products at the time of such termination shall remain in effect, except that in the case of termination under Section 6.2, the terminating party may elect whether obligations under firm orders will remain in effect, except that Seller will have no obligation with respect to Delivery Dates more than six (6) months after termination.

                          Article 7. CONFIDENTIALITY

SECTION 7.1 CONFIDENTIAL INFORMATION. All Confidential Information disclosed by a Party to any other Party during the term of this Agreement shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party (except to the extent reasonably necessary for regulatory approval of products developed by Buyer, Seller or any of their respective Affiliates), and shall not otherwise be disclosed by the receiving Party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing Party, except to the extent that the Confidential Information (as determined by competent documentation):

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A.   was known or used by the receiving Party prior to its date of disclosure to the receiving Party; or

B. either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

C. either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the receiving Party or its sublicensees; or

D. is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

E. is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, PROVIDED THAT the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure, PROVIDED THAT, specific information shall not be deemed to be within any of these exclusions merely because it is embraced by more general information falling within these exclusions.

SECTION 7.2 EMPLOYEE AND ADVISOR OBLIGATIONS. Seller and Buyer each agree that they shall provide Confidential Information received from any of the other Parties only to their respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party's Affiliates, who have a need to know and have an obligation to treat such information and materials as confidential.

SECTION 7.3 COMPETITION. Seller agrees that for the term or the Agreement and for a period of three (3) years after the expiration of the Agreement, Seller shall not share, contract or make available for purposes of sale, any information, technology, process technology and/or product technology developed under this Agreement by either party with its customers or potential customers that are either manufacturers of mass spectrometers or companies that perform or intend to perform biopolymer analysis using mass spectrometry.

SECTION 7.4 EQUITABLE RELIEF. Seller acknowledges and agrees that due to the unique nature of Buyer's Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow Seller or third parties to unfairly compete with Buyer resulting in irreparable harm to Buyer, and therefore, that upon any such breach or threat thereof, Buyer shall be entitled to injunctions and other appropriate equitable relief in addition to whatever remedies it may have at law.

SECTION 7.5    TERM.  All obligations of confidentiality imposed under this
Article 7 shall continue for a period of at least five (5) years following termination or expiration of this Agreement.

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                   Article 8. REPRESENTATIONS AND WARRANTIES

SECTION 8.1 REPRESENTATION OF AUTHORITY; CONSENTS. Seller and Buyer each represent and warrant to the other Parties that as of the Execution Date it has full right, power and authority to enter into this Agreement, this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, and all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been and shall be obtained.

SECTION 8.2 NO CONFLICT. Each Party represents to the other Parties that notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party's obligations hereunder (a) do not conflict with or violate such Party's Articles of Incorporation and Bylaws or any requirement of applicable laws or regulations and (b) do not and shall not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation of such Party.

SECTION 8.3 KNOWLEDGE OF PENDING OR THREATENED LITIGATION. Each Party represents and warrants to the other Parties that there is no claim, investigation, suit, action or proceeding pending or, to the knowledge of such Party, expressly threatened, against such Party before or by any governmental entity or arbitrator that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on such Party, (ii) materially impair the ability of such Party to perform any obligation under this Agreement or (iii) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby.

SECTION 8.4 EMPLOYEE AND CONSULTANT OBLIGATIONS. Each Party represents and warrants that all of its employees, officers, and consultants have executed agreements or have existing obligations under law requiring, in the case of employees and officers, assignment to such Party of all inventions made during the course of and as the result of their association with such Party and, in the case of employees, officers and consultants, obligating the individual to maintain as confidential such Party's Confidential Information as well as confidential information of a third party which such Party may receive, to the extent required to support such Party's obligations under this Agreement.

SECTION 8.5 FULL DISCLOSURE. Each Party has disclosed to the other Parties in good faith, all material information such Party believes is relevant to the subject matter of this Agreement, and to such Party's ability to observe and perform its obligations hereunder.

SECTION 8.6 WARRANTIES. Seller warrants to Buyer that, when shipped to Buyer by Seller, the Products will conform in all respects to the specifications set forth in Exhibit I, as then in effect, and (ii) will not be adulterated.
BUYER'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE FOREGOING WARRANTIES OR FOR PRODUCT DEFECTS SHALL BE ITS RIGHT UNDER SECTIONS 2.6 AND 9.1 HEREOF OR REPLACEMENT OF OR, AT SELLER'S OPTION OF IF REPLACEMENT IS IMPRACTICAL, REFUND FOR RETURNED NONCONFORMING UNITS OF PRODUCT PROVIDED TO SELLER WITHIN

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THREE (3) MONTHS AFTER THE ORIGINAL NONCONFORMING UNITS (BUT NOT REPLACEMENTS)
ARE SHIPPED BY SELLER. EXCEPT FOR THE FOREGOING WARRANTIES, SELLER DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCTS OR THE PERFORMANCE OR NONINFRINGEMENT THEREOF, DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANYTHING ELSE AND DOES NOT MAKE ANY WARRANTY TO BUYER'S CUSTOMERS OF AGENTS. SELLER HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE. THE FOREGOING LIMITATIONS OF WARRANTIES SHALL NOT IN ANY WAY LIMIT BUYER'S RIGHTS UNDER SECTION 9.1 THEREOF.

                      Article 9. MISCELLANEOUS PROVISIONS

SECTION 9.1    PRODUCT LIABILITY INDEMNIFICATION.

A. BUYER. Buyer agrees to defend Seller and its affiliates at Buyer's cost, and will indemnify and hold Seller and their respective directors, officers, employees and agents ("the Seller Indemnified Parties") harmless from and against any losses, costs, damages, fees or expenses arising out of any claim relating to (i) any breach by Buyer of any of their respective representations, warranties or obligations pursuant to this Agreement, or
     (ii) personal injury from the use, sale or other disposition of any product or service offered by Buyer and/or its respective licensees or collaborators. In the, event of any such claim against the Seller Indemnified Parties by any third party, Seller shall promptly notify Buyer in writing of the claim and Buyer shall manage and control, at their sole expense, the defense of the claim and Buyer shall manage and control, at their sole expense, the defense of the claim and its settlement. The Seller Indemnified Parties shall cooperate with Buyer and may, at their option and expense, be represented in-any such action or proceeding. Buyer shall not be liable for any litigation costs or expenses incurred by the Seller Indemnified Parties without Buyer's prior written authorization. In addition, Buyer shall not be responsible for the indemnification of any Seller Indemnified Party arising from any negligent or intentional acts by such party.

B. SELLER. Seller agrees to defend Buyer and its Affiliates at Seller's cost, and will indemnify and hold Buyer and their Affiliates and their respective directors, officers, employees and agents (the "Buyer Indemnified Parties") harmless from and against any losses, costs, damages, fees or expenses arising out of any claim relating to (i) any breach by Seller of any of its representations, warranties or obligations pursuant to this Agreement or
     (ii) personal injury from the development or manufacture of an Product. Provided however, Seller shall have no indemnity obligations for any personal injury claims arising after delivery of the Product to Buyer, or arising out of the use or sale of the Product by Seller or its licenses or collaborators. In the event of any claim against the Buyer Indemnified Parties by any third party, Buyer shall promptly notify Seller in writing of the claim and Seller shall manage and control, at its sole expense, the defense of the claim and its settlement. The Buyer Indemnified Parties shall cooperate with Seller and may, at their option and expense, be represented in any such action or

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     proceeding. Seller shall not be liable for any litigation costs or expenses incurred by the Buyer Indemnified Parties without Seller's prior written authorization. In addition, Seller shall not be responsible for the indemnification of any Buyer Indemnified Party arising from any negligent or intentional acts by such party.

SECTION 9.2 GOVERNING LAW. This Agreement shall be construed and the respective rights of the Parties hereto determined according to the substantive laws of the State of California notwithstanding the provisions governing conflict of laws under such California law to the contrary, except matters of intellectual property law which shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

SECTION 9.3 ASSIGNMENT. Neither Seller, on one hand, nor Buyer, on the other hand, may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the sale or transfer of all or substantially all of the business and assets of Seller, on the one hand, or Buyer, on the other, to which the subject matter of this Agreement pertains. Notwithstanding the foregoing, any Party may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an Affiliate of such Party.

SECTION 9.4 AMENDMENTS. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangement with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

SECTION 9.5    NOTICES.

     Notices to Buyer shall be addressed to:

     Sequenom, Inc.
     11555 Sorrento Valley Rd
     San Diego, CA 91212-1331

     Attention: Chief Executive Officer
     Facsimile No.: (619) 350-0344

     Notices to Seller shall be addressed to:

     Tactical Fabs, Inc.
     51 Whitney Place
     Freemont, CA 94539

     Attention: Chief Executive Officer
     Facsimile No.: (510) 770-8879

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     Any Party may change its address by giving notice to the other Parties in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing, and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid,
     (b) sent via a reputable overnight courier service, or (c) sent by facsimile transmission, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

SECTION 9.6 FORCE MAJEURE. No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any miles, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

SECTION 9.7 PUBLIC ANNOUNCEMENTS. Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon among the Parties in advance of such announcement. All Parties understand that this Agreement is likely to be of significant interest to investors, analysts and others, and that any of the Parties therefore may make such public announcements with respect thereto. The Parties agree that any such announcement will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by law or regulation, will make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group. Each Party agrees to provide to the other Parties a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any press release at least five (5) business days prior to the scheduled disclosure. Each Party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement or the subject matter of this Agreement. Except as otherwise required by law, the Party whose press release has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure.

SECTION 9.8 INDEPENDENT CONTRACTORS. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Seller, on the one hand, or Buyer, or the other hand, to act as agent for the other.

SECTION 9.9 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

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SECTION 9.10   HEADINGS.  The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

SECTION 9.11 NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of Seller, on the one hand, or Buyer on the other hand, to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

SECTION 9.12 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Seller and Buyer hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

SECTION 9.13 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

SECTION 9.14 THIRD PARTY BENEFICIARIES. No person or entity other than Buyer, Seller and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

                       Article 10. INTELLECTUAL PROPERTY

SECTION 10.1 INTELLECTUAL PROPERTY. Seller represents and warrants to Buyer that as of the Execution Date:

     (i) it is not aware of any claim made against it asserting the invalidity, misuse, unregistrability, unenforceability or non-infringement of any of its intellectual property which is the subject of this Agreement (the "Intellectual Property") or challenging its right to use or ownership of any of the Intellectual Property or making any adverse claim of ownership thereof;

     (ii) it is not aware of any pending, or threatened claim or litigation which alleges that Seller's activities to date relating to the Intellectual Property have violated, or by conducting its business as currently proposed to be conducted hereunder would violate, the intellectual property rights of any other person;

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     (iii) to the best of Seller's knowledge, there has been no infringement or misappropriation by a third party of any of the Intellectual
           Property;

     (iv) to Seller's knowledge, its activities to date have not infringed or, by conducting its business as proposed to be conducted hereunder would not infringe, any of the intellectual property rights of any other person.; and

     (v) all Seller Process Technology Patent Rights or Seller Product Technology Patent Rights are owned by Seller or, to Seller's knowledge, are validly licensed to Seller, provided, however, that in no event shall this subsection (v) be interpreted as a representation or warranty that the Seller Process Technology or Seller Product Technology does not infringe or misappropriate intellectual property rights of any third party.

SECTION 10.2 PATENT AND PRODUCT RIGHTS. Title to inventions, developments or discoveries arising from co-operation conducted under the Supply Agreement shall be determined in accordance with United States Patent Law, Title 35 United States Code.

A. Buyer Inventions - All rights to inventions or discoveries made solely by Buyer shall belong to Buyer and shall be disposed of in accordance with Buyer policy.

B. Seller Inventions - All rights to inventions or discoveries made solely by Seller shall belong to the Seller and shall be disposed of in accordance with Seller policy.

C. Joint Inventions - All rights to inventions or discoveries made jointly by Seller and Buyer shall be jointly-owned.

To the extent that the Seller has the legal right to do so, the Seller shall offer to the Buyer, in accordance with the provisions of the following paragraph, a time-limited first right to negotiate a commercial, royalty-bearing license, to make, use, and sell any Seller or Joint Invention conceived and first actually reduced to practice in the performance of research under this Supply Agreement and having an application in *** for the term of any patent thereon.

The Seller shall disclose to the Buyer any inventions, process technologies and product technologies arising under this Supply Agreement. The Buyer shall hold such disclosure on a confidential basis and will not disclose the information to any third party without consent of the Seller.

                    Article 11.  EXTENSION OF INITIAL TERM

The Parties acknowledge that they may find it to be mutually beneficial to continue the relationship established by this Agreement after the termination of the Initial Term.

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Consequently, the Parties hereby agree to negotiate in good faith, prior to six
(6) months before the expiration of the Initial Term, whether or not to extend the Initial Term an terms and conditions that are mutually acceptable to the Parties.

                       Article 12.  APPROVAL/SIGNATURES

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto, and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


Sequenom, Inc.                               Tactical Fabs, Inc.


By /s/ Hubert Koster                        By /s/ Gerald G. Henderson
   ------------------------------             ---------------------------------
Name (Print)  Hubert Koster, PhD.           Name (Print) Gerald G. Henderson
            ---------------------                       -----------------------
Title President & CEO                       Title President
     ----------------------------                ------------------------------

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                        Exhibit I Product Specification


See attached

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                                    DIAGRAM


                                      ***
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                          EXHIBIT II PRODUCT PRICING:


Production cost for the "D" Chip in quantities at die level.

QTY ***                       QTY ***                       QTY ***

    ***                           ***                           ***

Wafers and process to be purchased in *** Shipping will be pre-paid and added. Payment terms are Net 30 days.

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Confidential Treatment and filed separately with the Commission.

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